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EXHIBIT 21.1

SUBSIDIARIES OF deCODE genetics, Inc.
1. Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf,)
2. MediChem Life Sciences, Inc., a Delaware corporation
SUBSIDIARIES OF ISLENSK ERFDAGREINING EHF.
1. Islenskar lyfjarannsoknir ehf., an Icelandic private limited company (English name: Encode ehf.)
2. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)
3. Vetrargardurinn ehf., an Icelandic private limited company (formerly known as Sturlugata 8 ehf.)
SUBSIDIARIES OF MEDICHEM LIFE SCIENCES, INC.
1. deCODE biostructures, Inc., a Washington corporation
2. ThermoGen, Inc., an Illinois corporation
3. Emerald BioSystems, Inc., a Delaware corporation
4. deCODE Chemistry, Inc., an Illinois corporation
5. MediChem Management, Inc., a Delaware corporation

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  EXHIBIT 21.1